Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE
SERIES A PREFERRED STOCK OF
HALOZYME THERAPEUTICS, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), Halozyme Therapeutics, Inc. (the “Corporation”), hereby certifies as follows:
1. That, pursuant to Section 151 of the General Corporation Law and authority granted in the Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation, by resolutions duly adopted, authorized the issuance of a series of Five Hundred Thousand (500,000) shares of Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), and established the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, and on October 16, 2007, filed a Certificate of Designation with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware.
2. That no shares of such Series A Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificate of Designation.
3. That the Board of Directors of the Corporation has adopted the following resolutions:
WHEREAS, by resolution of the Board of Directors, and by a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on October 16, 2007, the Company authorized the issuance of a series of Five Hundred Thousand (500,000) shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”) and established the powers, preferences and rights, and the qualifications, limitations or restrictions thereof; and
WHEREAS, as of the date hereof, no shares of such Series A Preferred Stock are outstanding and no shares of such Series A Preferred Stock will be issued subject to said Certificate of Designation; and
WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation; and
RESOLVED FURTHER, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions, whereupon all matters set forth in the Certificate of Designation with respect to such Series A Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Company.
4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

IN WITNESS WHEREOF, Halozyme Therapeutics, Inc. has caused this Certificate to be executed by its duly authorized officer on May 5, 2016.
HALOZYME THERAPEUTICS, INC.

By:     /s/ Harry J. Leonhardt
Name: Harry J. Leonhardt
Office: Senior Vice President,
General Counsel, Chief Compliance Officer and Corporate Secretary

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